Exhibit (a)(5)(A)

Mattersight Announces Commencement of Tender Offer to Purchase up to 111,605 Shares of its Series B Preferred Stock

CHICAGO, IL, March 16, 2012

Mattersight Corporation (Nasdaq: MATR) today announced that it has commenced a tender offer to purchase up to 111,605 shares of its 7% Series B Convertible Preferred Stock (“Series B Preferred Stock”) at a purchase price of $8.60 per share, plus accrued and unpaid dividends. The 111,605 shares of Series B Preferred Stock represent 6.68% of the outstanding shares of Series B Preferred Stock. The tender offer will expire at 5:00 p.m., Chicago time, on Friday, April 13, 2012, unless extended by Mattersight.

Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time on or prior to the expiration of the tender offer, in each case, in accordance with the terms and conditions set forth in the Offer to Purchase, the Letter of Transmittal and other related materials that will be distributed to holders of Series B Preferred Stock on or about March 16, 2012. Stockholders whose shares are purchased in the tender offer will be paid the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the tender offer. The tender offer is not conditioned on any minimum number of shares being tendered or on any financing condition or contingency. The tender offer is, however, subject to other conditions described in the Offer to Purchase, the Letter of Transmittal and other related materials.

Broadridge Corporate Issuer Solutions, Inc. is the Information Agent for the tender offer, and any questions concerning the tender offer or requests for copies of the Offer to Purchase, Letter of Transmittal and other related documents should be directed to Broadridge Corporate Issuer Solutions, Inc. by calling 1-877-830-4936 (U.S. toll free) or writing to Attn: Reorganization Dept., 1981 Marcus Avenue, Suite 100, Lake Success, NY 11042. Broadridge Corporate Issuer Solutions, Inc. is also the Depositary for the tender offer.

Neither Mattersight nor its board of directors, nor the Information Agent or the Depositary, is making any recommendation, or has authorized any person to make any recommendation, to any stockholder as to whether such stockholder should tender or refrain from tendering its shares of Series B Preferred Stock in the tender offer. Each stockholder must make his or her own decision as to whether to tender shares and, if so, how many shares to tender. Prior to making any decision with respect to the tender offer, stockholders should consult their own financial and tax advisors, and read and evaluate carefully the information in the Offer to Purchase, the Letter of Transmittal and other related materials.

Mattersight has entered into letter agreements with certain of its significant stockholders, directors and officers pursuant to which the holders of 1,559,091 shares of Series B Preferred Stock, representing 93.32% of the Series B Preferred Stock, have agreed not to participate in the tender offer. As a result, we do not expect that proration of tendered shares will be required.

Tender Offer Statement

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NEITHER AN OFFER TO BUY NOR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF MATTERSIGHT’S SERIES B PREFERRED STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND OTHER RELATED MATERIALS THAT MATTERSIGHT WILL BE DISTRIBUTING TO HOLDERS OF ITS SERIES B PREFERRED STOCK. STOCKHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND OTHER RELATED MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER.

STOCKHOLDERS MAY OBTAIN, WHEN AVAILABLE, A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO THAT MATTERSIGHT WILL FILE WITH THE

SECURITIES AND EXCHANGE COMMISSION (WHICH WILL INCLUDE THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND OTHER RELATED MATERIALS) FROM THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR FROM THE INVESTOR RELATIONS PAGE OF MATTERSIGHT’S WEBSITE AT WWW.MATTERSIGHT.COM. IN ADDITION, STOCKHOLDERS MAY OBTAIN COPIES OF THESE DOCUMENTS, WHEN AVAILABLE, FREE OF CHARGE, BY CONTACTING BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., THE INFORMATION AGENT FOR THE TENDER OFFER, BY TELEPHONE AT 1-877-830-4936 (U.S. TOLL FREE), OR IN WRITING TO ATTN: REORGANIZATION DEPT., 1981 MARCUS AVENUE, SUITE 100, LAKE SUCCESS, NY 11042. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER.

Safe Harbor for Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, which may be identified by use of words such as “plan,” “may,” “might,” “believe,” “expect,” “intend,” “could,” “would,” “should,” and other words and terms of similar meaning, involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to other factors and matters contained or incorporated in this document, important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, among other things, the risks discussed under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in our other reports filed with the Securities Exchange Commission from time to time. You can locate these filings on the Investor Relations page of Mattersight’s website, www.Mattersight.com. Statements included or incorporated by reference into this press release are based upon information known to Mattersight as of the date of this press release, and the company assumes no obligation to publicly revise or update any forward-looking statement for any reason.

About Mattersight

Mattersight is a leader in enterprise analytics focused on customer and employee interactions and behaviors. Mattersight’s Behavioral Analytics service captures and analyzes customer and employee interactions, employee desktop data, and other contextual information to improve operational performance and predict future customer and employee outcomes. Mattersight’s analytics are based on millions of proprietary algorithms and the application of unique behavioral models. The company’s SaaS+ delivery model combines analytics in the cloud with deep customer partnerships to drive significant business value. Mattersight’s applications are used by leading companies in Healthcare, Insurance, Financial Services, Telecommunications, Cable, Utilities, and Government. See What Matters™ by visiting www.Mattersight.com.